Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2011 RESULTS

Recent acquisitions and improving market conditions drive strong volume growth

PERRYSBURG, Ohio (April 27, 2011) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2011.

First Quarter Highlights

•      Earnings: O-I reported first quarter 2011 earnings from continuing operations attributable to the Company of $0.44 per share (diluted), compared to $0.48 per share (diluted) in the prior year. Adjusted net earnings (non-GAAP) were $0.47 per share, compared to $0.48 per share in the first quarter of 2010. Flooding in Australia negatively impacted first quarter 2011 earnings by $0.04 per share.

•      Sales and Volume: Net revenue increased from the prior year as recent acquisitions and improving market conditions drove a 7 percent increase in tonnes shipped. Volumes improved across all regions.

•      Operating Performance: Higher shipment and production levels increased segment operating profit to $199 million in the first quarter of 2011, compared to $193 million in the prior year, despite additional costs including elevated cost inflation.

First-quarter net sales were $1.719 billion in 2011, up from $1.546 billion in the prior year quarter primarily due to higher sales volume and favorable foreign currency translation effects.

Net earnings from continuing operations attributable to the Company in the first quarter of 2011 were $73 million, or $0.44 per share (diluted), compared with net earnings from continuing operations in the prior year of $82 million, or $0.48 per share (diluted). Exclusive of the items not representative of ongoing operations listed in Note 1, first-quarter 2011 adjusted net earnings were $79 million, or $0.47 per share (diluted), compared with adjusted net earnings in the prior year first quarter of $82 million, or $0.48 per share (diluted).

Commenting on the Company’s first quarter, Chairman and Chief Executive Officer Al Stroucken said,
“Our shipments were up from prior year levels across all regions and end-use categories. Higher volumes reflected last year’s acquisitions in South America and China as well as improving economic conditions. Stronger volumes boosted our production levels and capacity utilization rates. However, the benefit of greater shipments was offset by higher costs including elevated cost inflation and interest expense on additional borrowings to fund recent and future acquisitions. We are also investing in our sales and marketing capabilities to drive future profitable growth.”

Operational Highlights

O-I reported first-quarter 2011 segment operating profit of $199 million, up from $193 million in 2010. While the combined effect of price and product mix was essentially flat with the prior year, global shipments (in tonnes) increased 7 percent. Acquisitions completed in 2010 represented more than 5 percent of this volume growth. The remaining increase was due to organic growth. First quarter earnings benefited $52 million primarily due to improved capacity utilization and footprint realignment efforts conducted in the prior year. However, O-I incurred $49 million of cost inflation driven by higher raw material and energy prices and $9 million of costs related to flooding in Australia. Additionally, operating expense increased $12 million from the prior year to support sales and marketing initiatives and the initial deployment of an SAP information system in North America.

Net interest expense increased $21 million from the prior year as a result of additional borrowings to fund acquisitions.

Financial Highlights

The Company reported total debt of $4.363 billion and cash of $430 million at March 31, 2011. Net debt was $3.933 billion, an increase of $295 million from year-end 2010. The increase in net debt was primarily due to a $158 million use of free cash flow to support seasonally higher working capital levels as well as $110 million of foreign currency translation. Available liquidity on March 31, 2011, was $728 million under the Company’s global revolving credit facility.

Asbestos-related cash payments during the first quarter of 2011 were $33 million, compared to $34 million in the first quarter of 2010. New lawsuits and claims filed during the first three months of 2011 were consistent with the same period last year. The number of pending asbestos-related lawsuits and claims approximated 5,900 as of March 31, 2011, flat with year-end 2010 levels.

Business Outlook

Commenting on the Company’s outlook for the second quarter, Stroucken said, “We expect higher shipment and production levels compared to the prior year due to our recent acquisitions and improving demand for glass packaging. While we anticipate elevated cost inflation given high energy prices in Europe, an improving demand profile should create a more receptive environment to pass along additional costs over the course of 2011. We also expect our investments in marketing and innovation to benefit future earnings. Overall, free cash flow should improve to approximately $300 million in 2011.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$73	$0.44	$82	$0.48
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring	6	0.03
Adjusted Net Earnings	$79	$0.47	$82	$0.48

Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 80 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and

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calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its Web site — www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference Call Scheduled for April 28, 2011

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, April 28, 2011, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com/investorrelations, in the Presentations & Webcast section.

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The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on April 28. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for 90 days following the call.

Contacts:	O-I, Erin Crandall, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s second-quarter 2011 earnings conference call is currently scheduled for Thursday, July 28, 2011, at 8:30 a.m., Eastern Time.

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2011	2010

Net sales	$1,719	$1,546
Manufacturing, shipping, and delivery expense	(1,386)	(1,247)

Gross profit	333	299

Selling and administrative expense	(142)	(120)
Research, development, and engineering expense	(16)	(14)
Interest expense	(76)	(56)
Interest income	3	4
Equity earnings	14	13
Royalties and net technical assistance	5	4
Other income	2	1
Other expense (a)	(18)	(8)

Earnings from continuing operations before income taxes	105	123

Provision for income taxes	(28)	(32)

Earnings from continuing operations	77	91

Earnings (loss) from discontinued operations	(1)	3

Net earnings	76	94

Net earnings attributable to noncontrolling interests	(4)	(9)

Net earnings attributable to the Company	$72	$85

Amounts attributable to the Company:
Earnings from continuing operations	$73	$82
Earnings (loss) from discontinued operations	(1)	3
Net earnings	$72	$85

Basic earnings per share:
Earnings from continuing operations	$0.44	$0.49
Earnings from discontinued operations		0.02
Net earnings	$0.44	$0.51

Weighted average shares outstanding (000s)	163,355	167,381

Diluted earnings per share:
Earnings from continuing operations	$0.44	$0.48
Earnings from discontinued operations		0.02
Net earnings	$0.44	$0.50

Diluted average shares (000s)	166,114	170,671

(a)          Amount for the three months ended March 31, 2011, includes a charges of $8 million ($6 million after tax amount attributable to the Company) for restructuring.  The effect of this charge is a reduction in earnings per share of $0.03.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Mar. 31,	Dec. 31,	Mar. 31,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$430	$640	$496
Short-term investments, at cost which approximates market			1
Receivables, less allowances for losses and discounts	1,223	1,075	1,029
Inventories	1,054	946	888
Prepaid expenses	78	77	63
Assets of discontinued operations			60

Total current assets	2,785	2,738	2,537

Investments and other assets:
Equity investments	301	299	116
Repair parts inventories	154	147	128
Prepaid pension	59	54	42
Deposits, receivables, and other assets	634	588	502
Goodwill	2,900	2,821	2,347
Assets of discontinued operations			34

Total other assets	4,048	3,909	3,169

Property, plant, and equipment, at cost	7,213	7,016	6,445
Less accumulated depreciation	4,070	3,909	3,779

Net property, plant, and equipment	3,143	3,107	2,666

Total assets	$9,976	$9,754	$8,372

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$372	$354	$281
Current portion of asbestos-related liabilities	170	170	175
Accounts payable	889	878	810
Other liabilities	646	677	615
Liabilities of discontinued operations			18

Total current liabilities	2,077	2,079	1,899

Long-term debt	3,991	3,924	3,185
Deferred taxes	215	203	175
Pension benefits	576	576	553
Nonpension postretirement benefits	260	259	268
Other liabilities	403	381	318
Asbestos-related liabilities	273	306	276
Liabilities of discontinued operations			11
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,041	3,040	2,949
Treasury stock, at cost	(411)	(412)	(360)
Retained earnings	154	82	214
Accumulated other comprehensive loss	(806)	(897)	(1,328)

Total share owners’ equity of the Company	1,980	1,815	1,477
Noncontrolling interests	201	211	210

Total share owners’ equity	2,181	2,026	1,687

Total liabilities and share owners’ equity	$9,976	$9,754	$8,372

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$76	$94
(Earnings) loss from discontinued operations	1	(3)
Non-cash charges:
Depreciation	101	89
Amortization of intangibles and other deferred items	5	6
Amortization of finance fees and debt discount	8	3
Restructuring	8
Other	34	48
Asbestos-related payments	(33)	(34)
Cash paid for restructuring activities	(4)	(19)
Change in non-current operating assets	(25)	(11)
Change in non-current liabilities	(17)	(13)
Change in components of working capital	(239)	(144)
Cash provided by (utilized in) continuing operating activities	(85)	16
Cash provided by discontinued operating activities		8
Total cash provided by (utilized in) operating activities	(85)	24
Cash flows from investing activities:
Additions to property, plant, and equipment	(73)	(96)
Acquisitions, net of cash acquired	6	(26)
Cash utilized in investing activities	(67)	(122)
Cash flows from financing activities:
Additions to long-term debt	5
Repayments of long-term debt	(10)	(4)
Decrease in short-term loans	(32)	(50)
Net receipts (payments) for hedging activity	(12)	12
Dividends paid to noncontrolling interests	(18)	(5)
Treasury shares purchased		(144)
Issuance of common stock and other	2	1
Cash utilized in financing activities	(65)	(190)
Effect of exchange rate fluctuations on cash	7	(3)
Decrease in cash	(210)	(291)
Cash at beginning of period	640	812
Cash at end of period	430	521
Cash - discontinued operations		25
Cash - continuing operations	$430	$496

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2011	2010
Net sales:

Europe	$698	$668
North America	463	444
South America	269	175
Asia Pacific	262	250

Reportable segment totals	1,692	1,537

Other	27	9

Net sales	$1,719	$1,546

Segment Operating Profit (a):

Europe	$71	$56
North America	59	63
South America	45	37
Asia Pacific	24	37

Reportable segment totals	199	193

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(13)	(18)
Restructuring	(8)

Interest income	3	4
Interest expense	(76)	(56)
Earnings from continuing operations before income taxes	$105	$123

The following notes relate to Segment Operating Profit:

(a)          Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes.  The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.